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                                                                    Exhibit 10.6

                           INTERNATIONAL PAPER COMPANY
                         NONQUALIFIED STOCK OPTION AWARD

                                                          Identification Number:
John Sample
Any Address
Any Apartment
Any City, State 12354-5678









THIS CERTIFIES THAT the Management Development and Compensation Committee of the Board of Directors of International Paper Company, a New York corporation (the "Company"), has awarded NAME a Nonqualified Stock Option (this "Option") under the International Paper Company Long-Term Incentive Compensation Plan (as may be amended from time to time, the "Plan") to purchase NUMBER shares of common stock (par value $1.00) of the Company (the "Common Stock") at a price of $XX.XXXX.

This Option is exercisable, subject to the provisions on the reverse side of this certificate. The details of this Option are as follows:

        NQSO Grant Number:
        Total Option Award:
        Option Price per Share:
        Grant Date:
        Expiration Date:
        Vesting Date:

This Option is subject to the terms and conditions of the Plan. Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the terms hereof and the provisions of the Plan, the Plan shall govern. By accepting this Option, you acknowledge receipt of a copy of the Company's stock option award program prospectus, represent that you are familiar with the terms and provisions of the Plan and agree to accept this Option subject to all the terms and provisions of the Plan.

IN WITNESS WHEREOF, the Company has caused this award to be executed by its duly authorized officers as of this __th day of __________, 20__.

International Paper Company



Chairman & Chief Executive Officer

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1.  Exercise of Options

Subject to the Plan and this certificate, this Option shall become exercisable as set forth below, and thereafter may be exercised at any time, and from time to time, in whole or in part, until its expiration or other termination; provided that (a) this Option shall in no event be exercisable after the Expiration Date; and (b) you have continuously been an employee of the Company or a subsidiary of the Company since the Grant Date (except as provided in Paragraphs 3, 4 or 5).

Exercise of this Option shall occur pursuant to appropriate notice, together with provision for payment of (x) the full Option Price of the shares of Common Stock for which this Option is exercised and (y) applicable withholding taxes.

2.  Termination of This Option
Any unexercised portion of this Option shall terminate, and shall not be exercisable, on and after the first to occur of the following dates: (a) the Expiration Date; or (b) the date you cease to be an employee of the Company or a subsidiary of the Company, unless the termination of employment results from disability (within the meaning of Paragraph 3), retirement (within the meaning of Paragraph 4) or death, or unless the Committee determines otherwise pursuant to Section 2 of the Plan.

3.  Disability
In the event you become totally disabled, this Option shall be immediately exercisable and you may exercise this Option for up to the shorter of (a) one year measured from the date of such total disability; or (b) the remaining term of this Option. For purposes of this Paragraph 3, the term "totally disabled" means the condition of total disability as defined in the Company's long-term disability plan.

4.  Retirement
In the event of your termination of employment because of retirement under a Company pension plan on or after attaining (a) age 61 with 20 years service; (b) age 62 with 10 years service; or (c) age 65 with 5 years service, this Option shall be immediately exercisable and you may exercise this Option during its remaining term.

5.  Death
In the event of your death, this Option shall be immediately exercisable and may be exercised for up to the shorter of (a) one year measured from the date of your death; or (b) the remaining term of this Option, in either case by the beneficiary or beneficiaries so designated (or if no beneficiary has been designated or survives you, by the person or persons who have acquired your rights by will or under the laws of descent and distribution).

6.  Change of Control of the Company
In the event a Change of Control of the Company occurs, this Option shall be immediately exercisable.

7.  Waiver; Amendment; Termination
Subject to the Plan and applicable law, the Committee may waive any conditions or rights under or change, amend or terminate this Option, prospectively or retroactively; provided that any such waiver, change, amendment or termination that would materially adversely affect your rights or your beneficiary or beneficiaries shall not, to that extent, be effective without your (or his, her or their) consent.

8.  Other Terms and Conditions
(a) This Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code.

(b) Prior to the exercise of this Option and delivery of the stock represented thereby, you shall have no rights to any dividends nor be entitled to any voting rights on any stock represented by this Option.

(c) This Option is not transferable or assignable by you otherwise than by will or the laws of descent and distribution, and during your lifetime is exercisable only by you or your guardian or legal representative.

(d) Decisions of the Committee or its delegates on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, the shareholders and you.

(e) If at any time the Board of Directors or the Committee shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Option upon any securities exchange or under any state or federal law, or the consent or approval of any regulatory commission or agency having jurisdiction, is necessary or desirable as a condition of, or in connection with, the granting of this Option or the issue and sale of shares hereunder, this Option may not be exercised in whole or in part. Inability of the Company to obtain from any such regulatory commission or agency authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock to satisfy this Option shall relieve the Company from any liability for failure to issue and sell Common Stock to satisfy this Option pending the time when such authority is obtained or is obtainable, and any delay caused thereby shall in no way affect the date of termination of this Option.

(f) All of the terms and conditions of this certificate shall be binding upon any surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns of you.